Exhibit 10.5

AMENDMENT TO

THE SUN MICROSYSTEMS, INC.

2005 U.S. NON-QUALIFIED DEFERRED COMPENSATION PLAN

The Sun Microsystems, Inc. 2005 U.S. Non-Qualified Deferred Compensation Plan (the “Plan”), as originally effective as of January 1, 2005, and as most recently amended and restated effective January 1, 2005, is hereby further amended effective January 1, 2008 (except as otherwise noted) as follows:

1. Section 1 is amended in its entirety to read as follows:

Purpose. The Plan provides Participants an opportunity to defer payment of a portion of Employee salary, Employee annual and quarterly bonus awards, retention awards, and Board of Directors’ Director Fees.

2. Section 2(i)(iii) is deleted in its entirety.

3. A new Section 2(z) is added to the Plan as follows:

Disabled. Disabled means that a Participant is determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board.

4. The following sentence is added to the end of Section 4(a):

In the event a Participant receives an early distribution from the Prior Plan pursuant to Section 10(c) of the Prior Plan, the Participant’s Deferred Compensation Election shall be suspended for the Plan Year following the Plan Year in which such distribution is made and the Participant must submit a new Deferred Compensation Election during an Election Period to resume participation in the Plan.

5. Section 6(a) is deleted in its entirety.

6. Section 6(b)(ii) is amended in its entirety to read as follows:

Up to 60% of base salary.

7. Section 10(a) is amended in its entirety to read as follows:

Distribution of Account upon Retirement. In the event of a Participant’s separation from Service on or after his or her Retirement Date, distribution of the Participant’s Account shall begin with the last payroll of the month following the month in which the Participant separates from Service, and shall be made consistent with the form of distribution specified on the Participant’s Deferred Compensation Election. Effective January 1, 2007,

after the first installment, future installments shall be paid on the last payroll date of the anniversary month of the first installment. Available forms shall include either (i) a lump sum payment, (ii) a series of approximately equal annual installments over a period of two (2) to fifteen (15) years, or (iii) a lump sum payment of a percentage of the Participant’s Account with the balance paid in a series of approximately equal annual installments over a period of two (2) to ten (10) years. For purposes of the Plan, installment payments shall be treated as a single distribution under Section 409A of the Code. Accounts subject to installment payouts shall continue to be adjusted for gains or losses in the same manner as active Accounts. A Participant may modify his or her elected form of distribution (i.e., lump sum or installments) at any time prior to the date that is at least one year before the date the Participant separates from Service, provided that the Participant’s distribution is delayed at least five (5) years from the originally scheduled distribution date. If a Participant modifies his or her elected form of distribution but he or she separates from Service less than one (1) year following the date of the modification election, his or her prior elected form of distribution shall apply to any distribution.

8. Section 10(b) is amended in its entirety to read as follows:

Distribution Prior to Retirement. If a Participant separates from Service with the Company or any of its non-U.S. subsidiaries prior to his or her Retirement Date (other than on account of death), distribution of the Participant’s Account shall begin with the last payroll of the month following the month in which the Participant separates from Service and shall be made consistent with the form of distribution specified on the Participant’s Deferred Compensation Election. Effective January 1, 2007, after the first installment, future installments shall be paid on the last payroll date of the anniversary month of the first installment. Available forms of distribution shall include either a lump sum payment or a series of approximately equal annual installments over a period of two (2) to five (5) years. For purposes of the Plan, installment payments shall be treated as a single distribution under Section 409A of the Code. Accounts subject to installment payouts shall continue to be adjusted for gains or losses in the same manner as active Accounts. A Participant may modify his or her elected form of distribution (i.e. lump sum or installments) at any time prior to the date that is at least one year before the date the Participant separates from Service, provided that the Participant’s distribution is delayed at least five (5) years from the originally scheduled distribution date. If a Participant modifies his or her elected form of distribution but he or she separates from Service less than one (1) year following the date of the modification election, his or her prior elected form of distribution shall apply to any distribution.

9. Section 10(i) is amended in its entirety to read as follows:

De Minimis Accounts. Notwithstanding any other payment schedule provided in the Plan or in a Participant’s Deferred Compensation Election, such Participant will receive a lump sum payment if the balance of the Participant’s Account following a Separation from Service is not greater than the applicable dollar amount under Section 402(g)(1)(B) of the Code and the payment results in the complete liquidation of the Participant’s interest in the Plan. In addition, any remaining installment payments will be paid in a lump sum payment with the last payroll of the month following the month in which the the balance of the Participant’s Account falls below the applicable dollar amount under Section 402(g)(1)(B) of the Code.

10. A new Section 10(j) is added to the Plan as follows:

Disability Benefit. In the event a Participant is Disabled, and upon application by such Participant, payment of all, or part, of such Participant’s Account shall be made in one lump sum payment with the last payroll of the month following the month in which the distribution is requested by the Participant.

11. Effective January 1, 2007, Section 11(b) is amended in its entirety to read as follows:

Death On or After January 1, 2007. This Section 11(b) shall apply effective January 1, 2007. In the event of a Participant’s death, the Participant’s Account shall be distributed to the Participant’s Beneficiary in three annual installments commencing with the last payroll of the month following the month in which the Participant dies. After the first installment, future installments shall be paid on the last payroll date of the anniversary month of the first installment. The remaining Account balance (during the period of the installment payouts) shall continue to be adjusted for gains or losses in the same manner as active Accounts.

In Witness Whereof, Sun Microsystems, Inc. has caused this amendment to be executed on its behalf by its duly authorized representative.

Sun Microsystems, Inc.

Dated: October 30, 2007	By:	/s/ William N. MacGowan
	Printed Name:	William N. MacGowan
	Title:	Executive Vice President, People and Places and Chief Human Resources Officer